EXHIBIT 5.1


                          [Letterhead of Ladner Downs]



                                                               December 23, 1999


Pivotal Corporation
300 - 224 West Esplanade
North Vancouver, B.C.
V7M 3M6

Dear Sirs/Mesdames:

     Re: Pivotal Corporation Registration Statement on Form S-8

     We have acted as Canadian counsel to Pivotal Corporation (the "Company") in connection with the issue by the Company of common shares of the Company pursuant to the Company's:

     (a)  stock option plan (the "Option Shares"); and

     (b)  employee share purchase plan (the "ESPP Shares").

     We have also acted as Canadian counsel to the Company in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the United States Securities and Exchange Commission by the Company relating to the registration of the Shares under the United States Securities Act of 1933, as amended (the "Act").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Memorandum and Articles of the Company and resolutions of the directors of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof. We have also relied upon the resolutions of the board of directors of the Company as to the adequacy of the consideration received by the Company for the issue of the Shares.

     We are solicitors qualified to practice law in the Province of British Columbia and our opinion expressed below is limited to the laws of British Columbia and the federal laws of Canada applicable therein.


     Based upon and subject to the foregoing, we are of the opinion that:

     (a) upon the valid allotment for issuance of the Option Shares to allow for the grant and exercise of stock options under the Company's stock option plan and, upon the valid exercise of same and receipt of payment in full for the shares in respect of which the



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          respective  stock options have been exercised,  the shares so paid for will be validly issued as fully paid and non-assessable shares in the capital of the Company; and

     (b) upon valid allotment for issuance of the ESPP Shares to allow for the issuance of such shares under the Company's employee share purchase plan, and upon the receipt of payment in full for the ESPP Shares, such shares so paid for will be issued as fully paid and non-assessable shares in the capital of the Company.

     Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                  Yours truly,

                                  /s/ Ladner Downs